Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Steven Brazones Director, Investor Relations 651-236-5158

NEWS	For Immediate Release	July 13, 2006

H.B. FULLER APPROVES TWO-FOR-ONE STOCK SPLIT,

DECLARES REGULAR QUARTERLY DIVIDEND,

ADOPTS REPLACEMENT SHAREHOLDER RIGHTS PLAN

ST. PAUL, Minnesota – H.B. Fuller Company (NYSE: FUL) announced today that its Board of Directors approved a two-for-one stock split, declared a regular quarterly cash dividend, and adopted a new shareholder rights plan.

Stock Split:

Today the Company’s Board of Directors approved a two-for-one common stock split. The stock split is payable on August 4, 2006 to shareholders of record on the close of business on July 28, 2006. Each shareholder of record as of the close of business on July 28, 2006 will receive one additional share for every share held. Trading will begin on a split-adjusted basis on August 7, 2006.

As a result of the split, the Company’s articles of incorporation will be amended to effect a proportional increase in the number of H.B. Fuller common shares authorized, from 80 million to 160 million.

“Given the strong value creation that has taken place over the last 18 months and the confidence we have in our strategy to transform the Company into a more profitable and higher growth business, we are pleased to announce today’s decision to split the stock,” said Al Stroucken, Chairman and Chief Executive Officer.

Regular Quarterly Cash Dividend:

Also today, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.1250 per share of common stock. The dividend is payable on August 10, 2006 to shareholders of record at the close of business on July 27, 2006. This regular quarterly dividend will be paid prior to the effect of the two-for-one stock split; however, future cash dividend payments will be adjusted to take into account the additional outstanding shares.

Replacement Shareholder Rights Plan:

The Board of Directors has adopted a new shareholder rights plan to replace the existing rights plan expiring on July 30, 2006. The expiring plan was replaced to continue to protect the long-term interests of the Company’s shareholders and ensure they receive fair and equal treatment in the event the Company is subject to an unsolicited takeover attempt. The adoption of this new plan was not in response to any current attempts to take over the Company.

In conjunction with the implementation of the new plan, the Board of Directors has declared a dividend of one preferred share-purchase-right for each outstanding common share held by shareholders of record at the close of business on July 31, 2006. The rights will expire in ten years on July 31, 2016. Under the new plan, the rights generally become exercisable only in the event that an acquiring party accumulates 15 percent or more of the Company’s outstanding common shares. If this were to occur, subject to certain exceptions, each right (except for the rights held by the acquiring party) allows its holder to purchase H.B. Fuller Company common stock with a value equal to twice the exercise price of the right. The substantial dilutive effect of the rights on the acquiring party provides a strong incentive for the acquiring party to negotiate with the Company’s Board of Directors. The Company may redeem the rights for $0.01 per right, subject to adjustment, at any time prior to a person or group becoming a beneficial owner of 15 percent or more of the Company’s common stock.

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide manufacturer and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2005 net revenue of $1.512 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit their website at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company’s ability to effectively integrate and operate acquired businesses including the Roanoke flooring products business and the European insulating glass sealant business; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations (particularly with respect to the euro, the British pound, the Japanese yen, the

Australian and Canadian dollars, the Argentine peso and the Brazilian real); the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filings of April 7, 2006 and July 7, 2006 and 10-K filing of February 14, 2006. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in sales resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.